Exhibit 99.1

Harbor Custom Development, Inc. Announces a Restatement of Diluted Earnings Per Share (EPS)

Gig Harbor, Washington – (GLOBENEWSWIRE) – April 21, 2022 – Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) (“Harbor,” “Harbor Custom Homes®,” or the “Company”), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced it will restate its previously issued annual financial statements for the year ended December 31, 2021 and quarterly financial statements for the fourth quarter ended December 31, 2021 and third quarter ended September 30, 2021 to reflect revised diluted earnings per share (“Diluted EPS”) results.

The Company identified that the Diluted EPS for the periods referenced above were inaccurate due to an error with the weighting calculation of diluted shares outstanding. These restatements result in non-cash, non-operating financial statement corrections and have no impact on the Company’s current or previously reported income, expenses, assets or liabilities, except for the aforementioned diluted weighted average shares outstanding and Diluted EPS.

The Company expects that the restatements will result in the following estimated adjustments:

●	an increase in the previously reported Diluted EPS for the year ended December 31, 2021, from $0.24 to $0.41;

●	an increase in the previously reported Diluted EPS for the fourth quarter ended December 31, 2021, from $0.15 to $0.16; and

●	a decrease in the previously reported Diluted EPS for the third quarter September 30, 2021 from $0.20 to $0.17.

While the third quarter 2021 restatement resulted in a decrease of $0.03 Diluted EPS and the fourth quarter 2021 restatement resulted in an increase of $0.01 Diluted EPS, the net difference in the full year 2021 restated Diluted EPS increased $0.17 because the Company overestimated the weighted average shares outstanding for the full year.

The Company will amend its Annual Report on Form 10-K for the year ended December 31, 2021 to restate the previously issued annual financial statements and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to restate the previously issued interim financial statements. Although the Company cannot yet estimate when it will complete the restatements and file the amended Annual Report and Quarterly Report, the Company is working diligently and expeditiously toward completion of the restatements and intends to file such amended Annual Report and Quarterly Report as soon as reasonably practicable.

In connection with these restatements, management has re-evaluated the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting. Management has concluded that in light of the errors described above, as of September 30, 2021, the Company did not maintain effective internal controls over the preparation, review, presentation, and disclosure of its financial statements related to diluted weighted average shares outstanding and Diluted EPS. Specifically, the following material weakness existed: misapplication of the calculation of weighted average shares outstanding for Diluted EPS.

“In order to strengthen our internal financial controls, we have significantly enhanced our accounting team through the recent hirings of a Chief Financial Officer, Director of Accounting, Senior Manager of SEC Reporting, and Tax Manager. We are also providing additional training to our personnel, and have engaged a nationally recognized third-party accounting specialist with whom we can consult regarding the application of complex accounting transactions, including Diluted EPS,” stated Sterling Griffin, Chief Executive Officer.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle, including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments, condominiums, single-family homes, and luxury homes, Harbor Custom Development’s business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views to develop and sell residential lots, new home communities, and multi-story condominium and apartment properties within a 20- to 60-minute commute of the nation’s fastest-growing metro employment corridors. Harbor is leading the real estate industry as the first national land developer and home builder accepting payment in the form of cryptocurrency for its listed properties. For more information on Harbor Custom Development, Inc., please visit https://harborcustomhomes.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974